PRODUCT SUPPLEMENT STRIDES-1	Filed Pursuant to Rule 424(b)(2)
(To MTN prospectus supplement,	Registration No. 333-132911
general prospectus supplement and prospectus, each dated March 31, 2006)

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Callable STock Return Income DEbt SecuritiesSM

“Callable STRIDESSM”

Payable on the maturity date with the common stock of an underlying company

The Callable STRIDES:

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We may offer from time to time Callable STock Return Income DEbt SecuritiesSM (the “Callable STRIDES”). The Callable STRIDES will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and part of a series entitled “Medium-Term Notes, Series C”. This product supplement describes some of the general terms that apply to the Callable STRIDES and the general manner in which they may be offered and sold. When we offer the Callable STRIDES, we will provide investors with one or more additional prospectus supplements (each of which may be called “term sheets”) which will describe the specific terms of that issue of Callable STRIDES. Such term sheets will identify the common stock that will be payable on the maturity date on the Callable STRIDES offered thereby, and any additions or changes to the terms specified in this product supplement.

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The Callable STRIDES are designed for investors seeking interest payments on their investment and who want to participate in the change in the price of the specified common stock (the “Deliverable Shares”) of an underlying company (an “Underlying Company”) over the term of the Callable STRIDES, subject to ML&Co.’s right to call the Callable STRIDES.

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The initial share multiplier (the “Share Multiplier”) for each series of Callable STRIDES is based upon the volume weighted average price of one share of the Deliverable Shares on the date that series of Callable STRIDES is priced for initial sale to the public (the “Pricing Date”). The initial Share Multiplier for each series of Callable STRIDES will be set so that the product of the volume weighted average price of one share of the Deliverable Shares on the Pricing Date and the initial Share Multiplier equals the original public offering price of one unit of the Callable STRIDES (the “Original Public Offering Price”). The Share Multiplier will be subject to adjustment for certain corporate events relating to the specified Underlying Company as described in this product supplement.

•	We will pay interest on the Original Public Offering Price per unit of the Callable STRIDES at the rate specified in the applicable term sheet.
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We may call the Callable STRIDES on dates specified in the applicable term sheet. If the closing market price of the Deliverable Share falls below $1.00, the Callable STRIDES will be redeemed prior to their stated maturity date. If redeemed, we will deliver for each Callable STRIDES a number of shares of the Underlying Company equal to the then current Share Multiplier, plus a redemption amount as described in this product supplement.

•	There will be no principal protection on the Callable STRIDES and therefore you will not receive a minimum fixed amount on the Callable STRIDES at maturity.
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If provided for in the applicable term sheet, we may apply to have the Callable STRIDES listed on a securities exchange or quotation system. If approval of such an application is granted, the Callable STRIDES will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that any Callable STRIDES will be listed or, if listed, will remain listed for the entire term of the Callable STRIDES.

Payment on the maturity date:

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If the Callable STRIDES have not been redeemed or we have not called the Callable STRIDES prior to or on the stated maturity date for such issuance of Callable STRIDES, for each Callable STRIDES you own on the maturity date for such issuance of Callable STRIDES (“the Call Price”), in addition to accrued and unpaid interest, we will deliver to you a number of shares of the Deliverable Shares equal to the then current share multiplier.

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On the maturity date, if the price of the Deliverable Shares has decreased, the value of the specified common stock that you will receive will be less than the Original Public Offering Price per unit of your Callable STRIDES.

Payment if called by Merrill Lynch & Co., Inc.:

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The applicable term sheet will specify the dates on which the Callable STRIDES may be called by us. If we call the Callable STRIDES, we will pay you a cash amount that, together with all other payments made on the Callable STRIDES from the original issue date to and including the call date, will provide an annual yield to call specified in the applicable term sheet on the Original Public Offering Price per unit of the Callable STRIDES from the original issue date until the call date.

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As set forth in the applicable term sheet, an affiliate of ours will be our agent for purposes of determining, among other things, the Call Price and the number of Deliverable Shares deliverable to you on the maturity date (in such capacity, the “calculation agent”).

Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Callable STRIDES involves risks that are described in the “ Risk Factors” section beginning on page PS-4 of this product supplement and beginning on page S-3 of the accompanying MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this product supplement is August 20, 2007.

“STock Return Income DEbt Securities” and “STRIDES” are service marks of Merrill Lynch & Co., Inc.

Product Supplement STRIDES-1

RISK FACTORS	PS-4
DESCRIPTION OF THE CALLABLE STRIDES	PS-8
THE DELIVERABLE SHARES	PS-16
UNITED STATES FEDERAL INCOME TAXATION	PS-17
ERISA CONSIDERATIONS	PS-22
USE OF PROCEEDS AND HEDGING	PS-22
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-23
INDEX OF CERTAIN DEFINED TERMS	PS-24

Medium-Term Notes, Series C Prospectus Supplement (the “MTN prospectus supplement”)

RISK FACTORS	S-3
DESCRIPTION OF THE NOTES	S-4
UNITED STATES FEDERAL INCOME TAXATION	S-22
PLAN OF DISTRIBUTION	S-29
VALIDITY OF THE NOTES	S-30

Debt Securities, Warrants, Preferred Stock, Depositary Shares and Common Stock Prospectus Supplement (the “general prospectus supplement”)

Merrill Lynch & Co., Inc	S-3
Use of Proceeds	S-3
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	S-4
The Securities	S-4
Description of Debt Securities	S-5
Description of Debt Warrants	S-16
Description of Currency Warrants	S-18
Description of Index Warrants	S-20
Description of Preferred Stock	S-25
Description of Depositary Shares	S-32
Description of Preferred Stock Warrants	S-36
Description of Common Stock	S-38
Description of Common Stock Warrants	S-42
Plan of Distribution	S-44
Where You Can Find More Information	S-45
Incorporation of Information We File With the SEC	S-46
Experts	S-46

Prospectus

Where You Can Find More Information	2
Incorporation of Information We File With the SEC	2
Experts	2

References in this product supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc.

References in this product supplement to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

This product supplement, together with the general prospectus supplement, the MTN prospectus supplement and the term sheet which relates to a specific issue of Callable STRIDES will be referred to herein, collectively, as the “prospectus.” You should rely only on the information contained or incorporated by reference in the prospectus. Neither we nor MLPF&S has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor MLPF&S is making an offer to sell the Callable STRIDES in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in the prospectus is accurate only as of the date on the front cover of the applicable term sheet.

RISK FACTORS

Your investment in the Callable STRIDES will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement, the applicable term sheet or any other prospectus supplement relating to a specific issue of Callable STRIDES before deciding whether an investment in the Callable STRIDES is suitable for you.

General

Your investment may result in a loss

We will not repay you a fixed amount of principal on the maturity date or upon early redemption. If the Callable STRIDES have not been redeemed and we do not elect to exercise our call option on or prior to the maturity date, for each Callable STRIDES you own on the maturity date you will receive a number of Deliverable Shares equal to the then current Share Multiplier. Because the price of the Deliverable Shares is subject to market fluctuations, the value of the Deliverable Shares that we will deliver to you on the maturity date may be more or less than the Original Public Offering Price of the Callable STRIDES. The value of the Callable STRIDES may decline, and that decline could be substantial. If you purchase your Callable STRIDES in the initial distribution, and if, on the maturity date, the value of the Deliverable Shares has declined from its volume weighted average price on the Pricing Date, as adjusted by the application of the Share Multiplier, your investment in the Callable STRIDES will result in a loss to you of part or all of your initial investment.

In addition, if on any date the Closing Market Price of one Deliverable Share declines to less than $1.00, the Callable STRIDES will be redeemed early and you will receive for each Callable STRIDES you own (1) a number of Deliverable Shares equal to the then current Share Multiplier, (2) accrued and unpaid interest to but excluding the Redemption Date, as defined in this product supplement, and (3) a cash amount equal to the present value of the additional interest that would have been paid through the stated maturity but for the early redemption.

The Callable STRIDES are subject to being called at our option, in which case your yield is subject to a cap

We may call all of the Callable STRIDES on the dates specified in the applicable term sheet. In the event that we elect to call the Callable STRIDES, you will receive only the Call Price and any accrued and unpaid interest to but excluding the Call Date, and you will not be entitled to receive Deliverable Shares on the maturity date. Due to our ability to call the Callable STRIDES, your total annualized yield will be capped at the yield to call specified in the applicable term sheet.

Your yield may be lower than the yield on other debt securities of comparable maturity

The yield that you will receive on your Callable STRIDES including the interest you receive, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Callable STRIDES do not guarantee the return of a principal amount on the maturity date.

Your return may be limited and will not be identical to the return of owning the Deliverable Shares

The opportunity to participate in the possible increases in the price of the Deliverable Shares through an investment in the Callable STRIDES is limited because the amount you receive if we call the Callable STRIDES will never exceed a total annualized yield specified in the applicable term sheet. However, if we choose not to exercise our call option and the value of the Deliverable Shares declines over the term of the Callable STRIDES, you will realize a decline in value of the Callable STRIDES and will lose a part or all of your initial investment.

In addition, your return on the Callable STRIDES will not reflect the return you would realize if you actually owned the Deliverable Shares and received the dividends, if any, paid on the Deliverable Shares. You will not be entitled to receive dividends, if any, paid on the Deliverable Shares unless and until you actually hold the Deliverable Shares on the applicable record date for the payment of a dividend.

Unless the Callable STRIDES are listed on a securities exchange, a trading market for the Callable STRIDES is not expected to develop and, if trading does develop, the market price you may receive or be quoted for your Callable STRIDES on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Callable STRIDES

Unless otherwise provided in the applicable term sheet, the Callable STRIDES will not be listed on any futures or securities exchange and we do not expect a trading market for the Callable STRIDES to develop. Although MLPF&S, our subsidiary, has indicated that it currently expects to bid for Callable STRIDES offered for sale to it by holders of the Callable STRIDES, it is not required to do so and may cease making those bids at any time.

If the applicable term sheet provides that we will apply to have the Callable STRIDES listed on a securities exchange and if approval of such application is granted, the Callable STRIDES will be listed on such securities exchange at the time of such approval. We will make no representation, however, that the Callable STRIDES will be listed on such securities exchange, or, if listed, will remain listed for the entire term of the Callable STRIDES. In any event, you should be aware that the listing of the Callable STRIDES on a securities exchange does not necessarily ensure that a trading market will develop for the Callable STRIDES. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market.

The development of a trading market for the Callable STRIDES will depend on our financial performance and other factors, including changes in the level of the Deliverable Shares.

If the trading market for the Callable STRIDES is limited, there may be a limited number of buyers for your Callable STRIDES if you do not wish to hold your investment until the stated maturity date. This may affect the price you receive.

If a market-maker (which may be MLPF&S) makes a market in the Callable STRIDES, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Callable STRIDES in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Callable STRIDES, namely the underwriting discount paid in respect of the Callable STRIDES and other costs associated with the Callable STRIDES, and compensation for developing and hedging the product. This quoted price, or listed price in the case of listed Callable STRIDES, could be higher or lower than the Original Public Offering Price. MLPF&S is not obligated to make a market in the Callable STRIDES.

Assuming there is no change in the value of the Deliverable Shares to which your Callable STRIDES are linked and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Callable STRIDES in a secondary market transaction is expected to be lower than the Original Public Offering Price. This is due to, among other things, the fact that the Original Public Offering Price included, and secondary market prices are likely to exclude, underwriting discounts paid with respect to, and the developing and hedging costs associated with, the Callable STRIDES.

Many factors affect the trading value of the Callable STRIDES; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Callable STRIDES will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Callable STRIDES caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Callable STRIDES caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the Callable STRIDES attributable to another factor, such as an increase in the price of the Deliverable Shares. The following paragraphs describe the expected impact on the market value of the Callable STRIDES given a change in a specific factor, assuming all other conditions remain constant.

The price of the Deliverable Shares is expected to affect the trading value of the Callable STRIDES. We expect that the market value of the Callable STRIDES will depend substantially on the price of the Deliverable Shares. However, you generally should not expect the increase or decrease in the market value of your Callable STRIDES to be identical to the increase or decrease in the market value of the Deliverable Shares. For example, if you choose to sell your Callable STRIDES when the price of the Deliverable Shares, as adjusted for the Share Multiplier, exceeds the Original Public Offering Price, you may receive substantially less than the current market value of the Deliverable Shares because of the expectation that the price of the Deliverable Shares will continue to fluctuate until the maturity date and the fact that the Callable STRIDES are callable at the option of ML&Co.

Changes in the levels of interest rates are expected to affect the trading value of the Callable STRIDES. We expect that changes in interest rates will affect the trading value of the Callable STRIDES. Generally, if United States interest rates increase, we expect that the trading value of the Callable STRIDES will decrease and, conversely, if United States interest rates decrease, we expect that the trading value of the Callable STRIDES will increase.

Changes in the volatility of the Deliverable Shares are expected to affect the trading value of the Callable STRIDES. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Deliverable Shares increases or decreases, the trading value of the Callable STRIDES may be adversely affected.

As the time remaining to maturity of the Callable STRIDES decreases, the “time premium” associated with the Callable STRIDES is expected to decrease. We anticipate that before their maturity, the Callable STRIDES may trade at a value above that which would be expected based on the level of interest rates and the price of the Deliverable Shares. This difference will reflect a “time premium” due to expectations concerning the price of the Deliverable Shares during the period before the stated maturity of the Callable STRIDES. However, as the time remaining to maturity decreases, we expect that this premium will decrease, lowering the trading value of the Callable STRIDES.

Changes in dividend yields of the Deliverable Shares are expected to affect the trading value of the Callable STRIDES. In general, if the dividend yield on the Deliverable Shares increases, we expect the trading value of the Callable STRIDES to decrease and, conversely, if the dividend yield on the Deliverable Shares decrease, we expect the trading value of the Callable STRIDES will increase.

Changes in our credit ratings may affect the trading value of the Callable STRIDES. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Callable STRIDES. However, because your return on your Callable STRIDES is dependent upon factors in addition to our ability to pay our obligations under the Callable STRIDES, such as the percentage change, if any, in the price of the Deliverable Shares on the maturity date, an improvement in our credit ratings will not reduce the other investment risks related to the Callable STRIDES.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Callable STRIDES of a given change in some of the factors listed above will be less if it occurs later in the term of the Callable STRIDES than if it occurs earlier in the term of the Callable STRIDES. We expect, however, that the effect on the trading value of the Callable STRIDES of a given change in the price of the Deliverable Shares will be greater if it occurs later in the term of the Callable STRIDES than if it occurs earlier in the term of the Callable STRIDES.

Amounts payable on the Callable STRIDES may be limited by state law

New York State law governs the 1983 Indenture under which the Callable STRIDES will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Callable STRIDES. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We promise, for the benefit of the holders of the Callable STRIDES, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Any Underlying Company will have no obligations relating to the Callable STRIDES and no diligence will be performed with respect to any Underlying Company

We will not be affiliated with any Underlying Company, and no Underlying Company will authorize or approve the Callable STRIDES in any way. Further, any Underlying Company will have no financial or legal obligation with respect to the Callable STRIDES or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Callable STRIDES into consideration for any reason. No Underlying Company will receive any of the proceeds of the offering of the Callable STRIDES and will not be responsible for, and will not participate in, the offering of the Callable STRIDES and will not be responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Callable STRIDES.

Neither ML&Co. nor MLPF&S will conduct any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Callable STRIDES; and they make no representation as to the completeness or accuracy of publicly available information regarding any Underlying Company or as to the future performance of the Deliverable Shares. Any prospective purchaser of the Callable STRIDES should undertake such independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Callable STRIDES.

Callable STRIDES holders are not entitled to stockholder’s rights

Holders of the Callable STRIDES will not be entitled to any rights in the Deliverable Shares including, for example, the right to receive dividends or other distributions, voting rights and the right to tender or exchange common stock in any tender or exchange offer by the Underlying Company or any third party.

Purchases and sales of the Deliverable Shares by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the Deliverable Shares or futures or options contracts on the Deliverable Shares for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Callable STRIDES. These transactions could affect the price of the Deliverable Shares and, in turn, the value of the Callable STRIDES in a manner that would be adverse to your investment in the Callable STRIDES. Any purchases or sales by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase the price of the Deliverable Shares. Temporary increases or decreases in the market price of the Deliverable Shares may also occur as a result of the purchasing activities of other market participants. Consequently, the price of the Deliverable Shares may change subsequent to the Pricing Date, affecting the market value of the Callable STRIDES and therefore the trading value of the Callable STRIDES.

Potential conflicts of interest could arise

MLPF&S, our subsidiary, is our agent for purposes of calculating, among other things, the Call Price and the number of Deliverable Shares deliverable to you on the maturity date. Under certain circumstances, MLPF&S as our subsidiary and its responsibilities as calculation agent for the Callable STRIDES could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination of whether the Share Multiplier shall be adjusted, or in connection with judgments that it would be required to make with regard to such adjustments. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligations in connection with the Callable STRIDES. We may seek competitive terms in entering into the hedging arrangements for the Callable STRIDES, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Callable STRIDES, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this product supplement.

DESCRIPTION OF THE CALLABLE STRIDES

ML&Co. will issue the Callable STRIDES as a series of senior unsecured debt securities entitled “Medium-Term Notes, Series C,” which is more fully described in the MTN prospectus supplement, under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York has succeeded JPMorgan Chase Bank, N.A. as the trustee under such indenture. Unless redeemed or called by us, the Callable STRIDES will mature on a date specified in the applicable term sheet. Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

The Callable STRIDES may be called by ML&Co. as described below, but are not otherwise subject to redemption by us at our option or by any holder at its option before the stated maturity except as described below.

The initial Share Multiplier for the Callable STRIDES, when multiplied by the volume weighted average price of the Deliverable Shares on the Pricing Date, will equal the original public offering price of one unit of the Callable STRIDES (the “Original Public Offering Price”). The volume weighted average price (“Volume Weighted Average Price”) is, absent a determination of a manifest error, the price as shown on page “AQR” on Bloomberg L.P. for trading in the Deliverable Shares taking place on all U.S. exchanges from 9:30 a.m. to 4:02 p.m., New York City time, unless otherwise specified in the applicable term sheet. The Share Multiplier will be subject to adjustment for certain corporate events relating to the Underlying Company as described in this product supplement.

ML&Co. will issue the Callable STRIDES in denominations of whole units. You may transfer the Callable STRIDES only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Callable STRIDES in the form of a global certificate, which will be held by The Depositary Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Callable STRIDES. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Callable STRIDES will not have the benefit of any sinking fund.

Payment on the Maturity Date

Unless the Callable STRIDES have been previously redeemed or called by us, a holder of a Callable STRIDES will be entitled to receive a cash payment of accrued and unpaid interest and a number of Deliverable Shares equal to the then current Share Multiplier. The initial Share Multiplier will be determined on the Pricing Date so that the product of the Volume Weighted Average Price of the Deliverable Shares on the Pricing Date and the initial Share Multiplier equals the Original Public Offering Price. The Share Multiplier will be subject to adjustment for certain events described under “—Share Multiplier Adjustments”, “—Reorganization Events” and “—Alternative Dilution and Reorganization Adjustments” in this product supplement.

If the maturity date is not a Business Day, we will deliver the Deliverable Shares and make all accrued and unpaid interest payments on the first Business Day following the maturity date and no additional interest will accrue as a result of the delay.

All determinations made by the calculation agent in good faith, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Callable STRIDES.

Interest

The Callable STRIDES will bear interest at an annual rate specified in the applicable term sheet on the Original Public Offering Price per unit from and including the settlement date or from the most recent interest payment date for which interest has been paid or provided for, to but excluding the stated maturity date, the Call Date or Redemption Date, as applicable. Unless earlier redeemed or called, we will pay interest on the Callable STRIDES in cash quarterly in arrears on dates specified in the applicable term sheet. We will pay this interest to the persons in whose names the Callable STRIDES are registered at the close of business on the fifteenth calendar day preceding each interest payment date, whether or not a Business Day. Notwithstanding the foregoing, upon redemption or if called by ML&Co., the final payment of interest will be paid to the person to whom ML&Co. delivers the Deliverable Shares or the Call Price, as the case may be, subject to the conditions described under “Redemption Event” in this product supplement. Interest on the Callable STRIDES will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, that interest payment will be made on the next Business Day and no additional interest will accrue as a result of the delayed payment.

“Business Day” means any day other than a Saturday or a Sunday that is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close and with respect to any day on which securities are to be delivered is also a day that is a Trading Day.

“Trading Day” means a day on which the New York Stock Exchange (the “NYSE”), the American Stock Exchange (the “AMEX”) and The Nasdaq Stock Market (“Nasdaq”) are open for trading as determined by the calculation agent.

Fractional Shares

We will not distribute fractional Deliverable Shares. If the number of Deliverable Shares to be delivered on the maturity date is not divisible by a whole number, we will aggregate all share amounts due to a registered holder on the maturity date, and, in lieu of delivering a fractional Deliverable Share, we will pay to the registered holder the cash value of the fractional share based on the Closing Market Price of the Deliverable Shares. While the Callable STRIDES are held at the depositary, the sole registered holder will be the depositary. Depositary participants have different policies pertaining to fractional shares. You should consult the participant through which you hold the Callable STRIDES to ascertain the participant’s specific policy.

Call at the Option of ML&Co.

ML&Co., in its sole discretion, may call the Callable STRIDES, in whole but not in part, on any scheduled Business Day beginning on a date specified in the applicable term sheet to and including the maturity date (the date on which the call, if any, occurs being the “Call Date”) by giving notice to the trustee on any Business Day at least five Business Days prior to the Call Date. A holder of the Callable STRIDES should expect to receive less than five Business Days notice. The notice to the trustee will specify the Call Date, Call Price and amount of interest payable on the Call Date. The trustee will provide notice of the call election to the registered holders of the Callable STRIDES, specifying the Call Date, Call Price and amount of interest payable on the Call Date. The depositary, as the registered holder, will receive the notice of the call. So long as the depositary is the registered holder of the Callable STRIDES, notice of our election to exercise the call option will be forwarded as more fully described under “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Call Price on any Call Date will be the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call specified in the applicable term sheet and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the Original Public Offering Price. The present value of each interest payment on the Callable STRIDES used to determine the Call Price will be calculated assuming each payment is made on the calendar day scheduled for that payment. A delay in payment may arise for reasons such as a scheduled interest payment date falling on a day that is not a Business Day and, as a result, the payment being delayed until the next succeeding Business Day. Any delay will not be taken into account when calculating the applicable Call Price. The Call Price will not include the amount of unpaid interest accrued to but excluding the Call Date; however, on the Call Date you will receive the Call Price plus an amount equal to the accrued and unpaid interest (the “Final Amount”). The yield to call represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments, such that the sum of these present values is equal to the Original Public Offering Price.

Redemption Event

If on any date the Closing Market Price of one Deliverable Share is less than $1.00, the Callable STRIDES will be redeemed by us on the third Business Day following that date (the “Redemption Date”). If this redemption event is triggered, then on the Redemption Date for each unit of Callable STRIDES, ML&Co. will deliver, in addition to such number of Deliverable Shares equal to the then current Share Multiplier and accrued and unpaid interest to the Redemption Date (the “accrued interest amount”), a cash amount equal to the present value of the additional interest that would have been paid through the stated maturity but for the early redemption of the Callable STRIDES (the “present value amount”). The number of Deliverable Shares, plus the accrued interest amount and present value amount payable, in connection with one Callable STRIDES are together referred to as the “Redemption Price” of the Callable STRIDES. The present value amount will be calculated by the calculation agent, whose determination will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Callable STRIDES.

The Redemption Price will be delivered and paid to the holder of a Callable STRIDES on the Redemption Date; provided, however, that in the event that the Redemption Date falls after a record date for the payment of interest on the Callable STRIDES but prior to the next succeeding scheduled interest payment date, the portion of the Redemption Price equal to the accrued interest amount will be paid to the persons who were the holders of the Callable STRIDES as of that record date.

Events of Default and Acceleration

In case an Event of Default with respect to any Callable STRIDES has occurred and is continuing, the amount payable to a holder of a Callable STRIDES upon any acceleration permitted by the Callable STRIDES, with respect to each Original Public Offering Price per unit, will be equal to the amount payable on the maturity date, calculated as though the date of acceleration were the maturity date. The value of the amount payable upon acceleration will not, however, be greater than an amount equal to the Final Amount, calculated as though the date of acceleration were the Call Date (whether or not that date is before or after the first call date specified in the applicable term sheet). If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the holder of a Callable STRIDES may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the Original Public Offering Price per unit of the Callable STRIDES plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the stated maturity date of the Callable STRIDES.

In case of default in payment of the Callable STRIDES, whether on the stated maturity date or upon acceleration, from and after that date the Callable STRIDES will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Callable STRIDES to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120 (the predecessor of Reuters page FEDFUNDS1).

Share Multiplier Adjustments

The Share Multiplier used to determine the number of Deliverable Shares to be delivered on the maturity date is subject to adjustment by the calculation agent as described in this section. However, if we elect to call the Callable STRIDES, you will receive only the Final Amount, and you will not be entitled to receive the Deliverable Shares.

No adjustments to the Share Multiplier will be required unless the Share Multiplier adjustment would require a change of at least 0.1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. The calculation agent will not be required to make any adjustments to the Share Multiplier after the close of business on the fourth Business Day immediately prior to the maturity date or early redemption date, as applicable.

No adjustments to the Share Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Share Multiplier to reflect changes occurring in relation to the Deliverable Shares or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the Closing Market Price of the Deliverable Shares, including, without limitation, a partial tender or exchange offer for the Deliverable Shares.

MLPF&S as calculation agent will be solely responsible for the determination and calculation of any adjustments to the Share Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; and its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments will be made for certain other events, such as offerings of common stock by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Deliverable Shares by the Underlying Company.

ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the Share Multiplier, or, if later, within ten Business Days following the date on which ML&Co. becomes aware of this occurrence, provide written notice to the trustee, which will provide notice to the holders of the Callable STRIDES of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Share Multiplier.

Stock splits and reverse stock splits

If the Deliverable Shares are subject to a stock split or reverse stock split, then once any split has become effective,

the Share Multiplier relating to the Deliverable Shares will be adjusted to equal the product of the prior Share Multiplier and the number of shares which a holder of record of one Deliverable Share before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

If the Deliverable Shares are subject to a (i) stock dividend, i.e., issuance of additional Deliverable Shares, that is given ratably to all holders of record of the Deliverable Shares or (ii) distribution of Deliverable Shares as a result of the triggering of any provision of the corporate charter of the Underlying Company, then, once the dividend has become effective and the Deliverable Shares are trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier will equal the prior Share Multiplier plus the product of:

•	the prior Share Multiplier; and

•

the number of the Deliverable Shares which a holder of one Deliverable Share before the date the dividend became effective and the Deliverable Shares traded ex-dividend would have owned or been entitled to receive immediately following that date.

Extraordinary Dividends

There will be no adjustments to the Share Multiplier to reflect any cash dividends or cash distributions paid with respect to the Deliverable Shares other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Deliverable Shares, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend on the Deliverable Shares (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Closing Market Price of the Deliverable Shares on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “ex-dividend date”). If an Extraordinary Dividend occurs with respect to the Deliverable Shares, the Share Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Share Multiplier will equal the product of:

•	the prior Share Multiplier; and

•

a fraction, the numerator of which is the Closing Market Price per Deliverable Share on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per Deliverable Share on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Deliverable Shares will equal:

•

in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per Deliverable Share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that Deliverable Share; or

•	in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per Deliverable Share of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the Deliverable Shares described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events”. A distribution on the Deliverable Shares described in the section entitled “—Issuance of transferable rights or warrants” that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to that section.

“Closing Market Price” means:

If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) are listed or admitted to trading on a national securities exchange in the United States registered under the Securities Exchange Act of 1934 (“registered national securities exchange”), are included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), or are quoted on a United States quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any Trading Day means for one Deliverable Share (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES):

•

the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

•

if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other United States quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

•

if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other United States quotation medium or inter-dealer quotation system, including, without limitation, the occurrence of a Market Disruption Event, as described below, then the mean of the last reported bid and offer price of the principal trading session on the registered national securities exchange, or if there were no bids and offers on such exchange, then the mean of the last reported bid and offer on the over-the-counter market as reported on the OTC Bulletin Board or, if there were no bids and offers on the OTC Bulletin Board, then the mean of the last reported bid and offer on any other United States quotation medium or inter-dealer quotation system on that day as determined by the calculation agent or from as many dealers in that security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) are not listed on a registered national securities exchange, are not included in the OTC Bulletin Board, or are not quoted on any other United States quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any Trading Day means for one Deliverable Share (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) the U.S. dollar equivalent of the last reported sale price (as determined by the Calculation Agent in its reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that Trading Day as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the calculation agent in its reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) are not listed on a registered national securities, are not included in the OTC Bulletin Board, are not quoted on any other United States quotation medium or inter-dealer quotation system, are not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the last available purchase and sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

“Market Disruption Event” means either of the following events as determined by the calculation agent:

(A)	a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of the Deliverable Shares on the primary market for the Deliverable Shares for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the calculation agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to the Deliverable Shares, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

(B)	a determination by the calculation agent in its sole discretion that the event described in clause (A) above materially interfered with the ability of ML&Co., MLPF&S or any of their affiliates to unwind all or a material portion of the hedge with respect to the Callable STRIDES.

For purposes of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant options contracts related to the Deliverable Shares will not constitute a Market Disruption Event;

(3)	limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or The Nasdaq Stock Market or other regulatory organization with jurisdiction over the NYSE or The Nasdaq Stock Market on trading during significant market fluctuations will constitute a suspension or material limitation of trading in the Deliverable Shares;

(4)	a suspension of trading in an options contract on the Deliverable Shares by the primary securities market trading in the options contracts related to the Deliverable Shares, if available, by reason of:

•	a price change exceeding limits set by the securities exchange or market;

•	an imbalance of orders relating to options contracts on the Deliverable Shares; or

•	a disparity in bid and ask quotes relating to options contracts on the Deliverable Shares will constitute a suspension or material limitation of trading in options contracts related to the Deliverable Shares; and

(5)	a suspension of, absence of or material limitation on trading on the primary securities market on which options contracts related to the Deliverable Shares are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

If the Exchange Property, as defined below under “—Reorganization Events” in this product supplement, includes securities other than the Deliverable Shares, then the above definition will be revised to include each of those securities in the same manner as the Deliverable Shares are considered in determining whether a Market Disruption Event exists.

The occurrence of a Market Disruption Event could affect the calculation of the payment on the maturity date or the redemption date you will receive. See “—Payment on the Maturity Date” and “—Redemption Event” in this product supplement.

Issuance of transferable rights or warrants

If the Underlying Company issues transferable rights or warrants to all holders of record of the Deliverable Shares to subscribe for or purchase the Deliverable Shares, including new or existing rights to purchase the Deliverable Shares pursuant to a shareholder’s rights plan or arrangement, then the Share Multiplier will be adjusted on the Business Day immediately following the issuance of those transferable rights or warrants so that the new Share Multiplier will equal the prior Share Multiplier plus the product of:

•	the prior Share Multiplier; and

•	the number of Deliverable Shares that can be purchased with the cash value of those warrants or rights distributed on one Deliverable Share.

The number of shares that can be purchased will be based on the Closing Market Price of the Deliverable Shares on the date the new Share Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right, or, if the warrants or rights are not traded on a registered national securities exchange, will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3 p.m. on the date the new Share Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

If prior to the maturity date of the Callable STRIDES:

(a)	there occurs any reclassification or change of the Deliverable Shares, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)

the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law;

(e)	the Underlying Company issues to all of its shareholders equity securities of an issuer other than the Underlying Company, other than in a transaction described in clauses (b), (c) or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company; or

(g)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Securities Exchange Act of 1934 (an event in clauses (a) through (g) a “Reorganization Event”), then the method of determining the amount payable on each Callable STRIDES will be adjusted as set forth below.

“Exchange Property” will consist of the securities, cash or any other assets distributed to holders of record of the Deliverable Shares in or as a result of the Reorganization Event, and where the Deliverable Shares continue to be held by the holders of the Deliverable Shares receiving that distribution, the Deliverable Shares. The Exchange Property will either:

A.	be delivered on the maturity date to the holders of the Callable STRIDES in an amount per unit equal to the amount of Exchange Property delivered with respect to the number of Deliverable Shares equal to the Share Multiplier at the time of the Reorganization Event; or

B.	at the option of the calculation agent, be liquidated and the cash proceeds will be paid to the holders of the Callable STRIDES as described below.

If the Exchange Property received in a Reorganization Event:

•

consists only of cash or if the calculation agent exercises its option to liquidate the Exchange Property following its distribution, then, unless we exercise our right to call the Callable STRIDES, the Callable STRIDES will be redeemed: (i) in the case where the Exchange Property delivered to the holders of record of the Deliverable Shares consists of cash only, on the third Business Day succeeding the day on which that cash is distributed to holders of record of the Deliverable Shares, or (ii) in the case where the Exchange Property is liquidated, on the date specified by ML&Co. as described below, and holders of the Callable STRIDES will receive, in lieu of any Deliverable Shares and in full satisfaction of our obligations under the Callable STRIDES, the lesser of:

(i)	the product of (a) the amount of cash received with respect to one Deliverable Share and the then current Share Multiplier or (b) the value of the Exchange Property liquidated with respect to one Deliverable Share and the then current Share Multiplier, as applicable, plus in either case accrued and unpaid interest to the early redemption date; and

(ii)	the Call Price calculated as though the early redemption date were the Call Date (regardless of whether the early redemption date is a day which occurs prior to the first call date specified in the applicable term sheet) plus accrued and unpaid interest to the early redemption date, in each case, with no interest accruing on the Callable STRIDES following the early redemption date. If the calculation agent exercises the option to liquidate the Exchange Property, ML&Co. will give notice to the trustee as to the election to liquidate the Exchange Property, which notice will specify the method by which the Exchange Property will be sold. The date of early redemption of the Callable STRIDES will be the fifth Business Day following the last date on which the Exchange Property is sold;

•

consists of more than one type of property and the calculation agent has not exercised its option to liquidate the Exchange Property, then holders of Callable STRIDES will receive on the maturity date a pro rata share of each such type of Exchange Property; and

•	includes a cash component and the calculation agent has not exercised its option to liquidate the Exchange Property, then holders will not receive any interest accrued on that cash component.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in this product supplement.

In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to that Exchange Property (in an amount determined on the basis of the rate of exchange in that tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

If we elect to call the Callable STRIDES you will receive only the Final Amount, and you will not be entitled to receive the Deliverable Shares, any Exchange Property or any other consideration on the maturity date.

MLPF&S as calculation agent will be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the amount due upon early redemption, including the determination of the cash value of any Exchange Property, if necessary, and its determinations and calculations will be conclusive absent a determination of a manifest error.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Securities Exchange Act of 1934 and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, the maturity date of the Callable STRIDES will be accelerated to the fifth Business Day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the Callable STRIDES. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Alternative Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Share Multiplier or to the method of determining the amount payable on each Callable STRIDES described above under “—Share Multiplier Adjustments” and “—Reorganization Events”, but may instead make adjustments in its discretion to the Share Multiplier or the method of determining the amount payable on each Callable STRIDES that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Deliverable Shares or any successor common stock. ML&Co. will provide notice of that election to the trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Deliverable Shares and will detail in that notice the actual adjustment made to the Share Multiplier or to the method of determining the amount payable on each Callable STRIDES.

THE DELIVERABLE SHARES

Any information regarding the Deliverable Shares and the Underlying Company will be derived from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of this information. Any Deliverable Shares will be registered under the Securities Exchange Act of 1934 and the Underlying Company will be required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s web site. See “Where You Can Find More Information” in the accompanying general prospectus supplement and prospectus. ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Deliverable Shares is not a recommendation to buy or sell the Deliverable Shares. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Callable STRIDES as to the performance of the Deliverable Shares.

ML&Co. will not be affiliated with any Underlying Company. Any Underlying Company will have no obligations with respect to the Callable STRIDES. This product supplement and any related term sheet relates only to the Callable STRIDES and does not relate to the Deliverable Shares or other securities of the Underlying Company. All disclosures contained in this product supplement or any related term sheet regarding the Underlying Company will be derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has or will participate in the preparation of these documents or made any due diligence inquiry with respect to any Underlying Company in connection with the offering of the Callable STRIDES. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding any Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of the applicable term sheet, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of the Deliverable Shares have or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any Underlying Company could affect the value of the Deliverable Shares to be received on the maturity date of the Callable STRIDES and therefore the trading prices of the Callable STRIDES. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Callable STRIDES as to the performance of the Deliverable Shares.

ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with any Underlying Company including extending loans to, or making equity investments in, any Underlying Company or providing investment banking or advisory services to any Underlying Company, including merger and acquisition advisory services. In the course of that business, ML&Co. or its affiliates may acquire non-public information with respect to any Underlying Company and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to any Underlying Company.

Any prospective purchaser of the Callable STRIDES should undertake an independent investigation of any Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Callable STRIDES.

UNITED STATES FEDERAL INCOME TAXATION

The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that which is contained in the accompanying MTN prospectus supplement.

Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Callable STRIDES is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Callable STRIDES held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt entities or persons holding Callable STRIDES in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons holding Callable STRIDES as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). If a partnership holds the Callable STRIDES, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Callable STRIDES should consult their tax advisors. Moreover, all persons considering the purchase of the Callable STRIDES should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Callable STRIDES arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Callable STRIDES that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Callable STRIDES is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Callable STRIDES that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Callable STRIDES or securities with terms substantially the same as the Callable STRIDES. Accordingly, the proper U.S. federal income tax characterization and treatment of the Callable STRIDES is uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and every holder of a Callable STRIDES agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Callable STRIDES for all tax purposes as an investment unit consisting of the following components (the “Components”): (i) a debt instrument of ML&Co. (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Callable STRIDES (i.e., the Original Public Offering Price) and bearing stated interest at the stated interest rate for the Callable STRIDES (the “Interest Rate”) and (ii) a contract (the “Forward Contract”) pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to make a payment to ML&Co. in exchange for the right to receive on the maturity date a number of Deliverable Shares equal to the then current Share Multiplier (subject to our right to cancel the Forward Contract in the event that we exercise our right to call the Callable STRIDES prior to the maturity date). In the opinion of Tax Counsel, such characterization and tax treatment of the Callable STRIDES, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. Based upon the foregoing, a U.S. Holder who acquires a Callable STRIDES in connection with the original issuance thereof will be treated as having purchased the Debt Instrument for its fair market value as of the Issue Date and as having received an initial payment (the “Initial Forward Contract Payment”) with respect to the Forward Contract. The initial payment deemed to have been received by a U.S. Holder with respect to the Forward Contract (i.e., the Initial Forward Contract Payment) should only be taken into account by the U.S. Holder as an additional amount realized with respect to the Forward Contract on the earlier of the sale or other disposition of the Callable STRIDES by the U.S. Holder (including a redemption of the Callable STRIDES if we call the Callable STRIDES prior to the maturity date) or on the maturity date (which would reduce the U.S. Holder’s tax basis in any Deliverable Shares received thereby on the maturity date). ML&Co.’s allocation of the original issue price (i.e., the Original Public Offering Price) will be binding on a U.S. Holder of a Callable STRIDES, unless the U.S. Holder timely and explicitly discloses to the IRS that its allocation is different from ML&Co.’s. The characterization and tax treatment of the Callable STRIDES described above and ML&Co.’s allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and tax treatment of the Callable STRIDES or instruments similar to the Callable STRIDES for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Callable STRIDES.

Due to the absence of authorities that directly address instruments that are similar to the Callable STRIDES, significant aspects of the U.S. federal income tax consequences of an investment in the Callable STRIDES are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Callable STRIDES (including alternative characterizations and tax treatments of a Callable STRIDES) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the characterization and tax treatment and the allocation described above are accepted for U.S. federal income tax purposes.

Tax Treatment of a Callable STRIDES

Interest on the Debt Instrument. If the maturity date of the Callable STRIDES is more than one year after the issue date of the Callable STRIDES, a U.S. Holder will include “qualified stated interest” equal to the stated interest on the Callable STRIDES in income in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes (subject to the bond premium rules). In addition, the U.S. Holder’s tax basis in the Debt Instrument will initially be the fair market value of the Debt Instrument as of the issue date.

Alternatively, if the maturity date of the Callable STRIDES is one year or less after the issue date of the Callable STRIDES, then the Debt Instrument will be treated as having been issued with original issue discount. In general, the Debt Instrument will be treated as having been issued with original issue discount in an amount equal to the excess of (a) the sum of (i) the principal amount of the Debt Instrument (i.e., the Original Public Offering Price per unit of a Callable STRIDES) and (ii) all interest payable on the Debt Instrument at the Interest Rate throughout the term of the Debt Instrument (the “Interest Payments”) over (b) the Debt Instrument’s issue price. For these purposes, the Debt Instrument’s issue price will equal the fair market value of the Debt Instrument as of the issue date. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount, unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange, redemption or maturity of the Debt Instrument will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under a constant yield method (based on daily compounding), through the date of sale, exchange, redemption or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Debt Instrument will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders, including banks and dealers in securities, will be required to accrue original issue discount on the Debt Instrument on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding). Under the foregoing rules, a U.S. Holder will not be required to separately include the Interest Payments in such U.S. Holder’s income, regardless of the U.S. Holder’s regular method of tax accounting. For these purposes, the U.S. Holder’s tax basis in the Debt Instrument will initially be the fair market value of the Debt Instrument as of the issue date. A U.S. Holder’s tax basis in the Debt Instrument will be increased by any original issue discount previously included in income by the U.S. Holder with respect to the Debt Instrument, and decreased by the amount of any payments of stated interest (i.e., the Interest Payments) previously received by the U.S. Holder with respect to the Debt Instrument.

Settlement of the Forward Contract. Upon the final settlement of the Forward Contract on the maturity date, a U.S. Holder would be deemed to have applied an amount (the “Forward Contract Payment Amount”) equal to the principal amount of the Debt Instrument less the Initial Forward Contract Payment toward the purchase of the Deliverable Shares, and a U.S. Holder should not recognize any gain or loss with respect to the Deliverable Shares received upon the final settlement of the Forward Contract. However, a U.S. Holder would be required to recognize gain or loss with respect to any cash received in lieu of fractional Deliverable Shares. The amount of that gain or loss would be equal to the difference, if any, between the amount of cash received and the portion of the Forward Contract Payment Amount that is allocable to those fractional Deliverable Shares. Any such gain or loss would be treated as short-term capital gain or loss. A U.S. Holder’s tax basis in the Deliverable Shares so received would be equal to the Forward Contract Payment Amount less the portion of the Forward Contract Payment Amount that is allocable to any fractional Deliverable Shares. A U.S. Holder’s holding period for the Deliverable Shares would begin on the day immediately following the maturity date. Notwithstanding the foregoing, any cash received on the maturity date that is attributable to accrued interest on the Debt Instrument would be taxed as described under “Tax Treatment of a Callable STRIDES—Interest on the Debt Instrument” above.

Sale, Exchange or Redemption of the Callable STRIDES

Upon a sale, exchange or redemption of a Callable STRIDES prior to the maturity date of the Callable STRIDES, a U.S. Holder would recognize taxable gain or loss equal to the difference, if any, between the amount realized on that sale, exchange or redemption (as allocated among the Components in accordance with their relative fair market values) and a U.S. Holder’s tax basis in the Components deemed so sold, exchanged or redeemed. Any such gain or loss would be short-term or long-term capital gain or loss (depending on the U.S. Holder’s holding period for the Callable STRIDES) (except, as described above, to the extent of any accrued original issue discount on the Debt Instrument not previously included in income by the U.S. Holder). For these purposes, the amount realized does not include any amount attributable to accrued interest on the Debt Instrument, which would be taxed as described under “Tax Treatment of a Callable STRIDES—Interest on the Debt Instrument” above. If on any date the Closing Market Price of one Deliverable Share is less than $1.00 and, as a result, the Callable STRIDES are redeemed by us on the third Business Day following that date, for these purposes, the Debt Instrument should be treated as having been redeemed for an amount equal to the sum of the principal amount of cash of the Debt Instrument and the present value amount. In addition, in that event, the amount realized should not include any Deliverable Shares received by a U.S. Holder, which would be treated as a purchase of those Deliverable Shares in settlement of the Forward Contract for an amount equal to the Forward Contract Payment Amount.

Market Discount

If a U.S. Holder purchases a debt instrument for an amount that is less than its stated redemption price at maturity (i.e., generally its principal amount) or, in the case of a debt instrument issued with original issue discount, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased the debt instrument at a “market discount,” unless such market discount is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment (or, in the case of a debt instrument issued with original issue discount, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of the debt instrument, as ordinary income to the extent of the lesser of the amount of such payment or realized gain or the market discount which has not previously been included in income and is treated as having accrued on the debt instrument at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt instrument, unless the U.S. Holder elects to accrue market discount on the basis of a constant interest rate.

A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a debt instrument with market discount until the maturity of the debt instrument or certain earlier dispositions. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the debt instrument and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for U.S. federal income tax purposes. Such an election will apply to all market discount debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

Premium

If a U.S. Holder purchases the Debt Instrument for an amount that is greater than the sum of all amounts payable on the Debt Instrument after the purchase date other than payments of qualified stated interest (i.e., the principal amount), a U.S. Holder will be considered to have purchased the Debt Instrument with “amortizable bond premium” equal in amount to that excess. A U.S. Holder may elect to amortize that premium using a constant yield method over the remaining term of the Debt Instrument and may offset interest otherwise required to be included in respect of the Debt Instrument during any taxable year by the amortized amount of that excess for the taxable year. However, because the Callable STRIDES may be optionally called by ML&Co. prior to the maturity date, special rules would apply which could possibly result in a deferral of the amortization of some bond premium until later in the term of the Debt Instrument. U.S. Holders are urged to consult their own tax advisors regarding the application of these special rules. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which that election applies and may be revoked only with the consent of the IRS.

Possible Alternative Tax Treatments of an Investment in a Callable STRIDES

Due to the absence of authorities that directly address the proper characterization and treatment of the Callable STRIDES, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Callable STRIDES under Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”).

ML&Co. will take the position that the CPDI Regulations do not apply to the Callable STRIDES. If the IRS were successful in asserting that the CPDI Regulations applied to the Callable STRIDES, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount, subject to the adjustments described below, income at a “comparable yield” on the issue price, regardless of the U.S. Holder’s usual method of accounting for U.S. federal income tax purposes. In addition, the CPDI Regulations require that a projected payment schedule, which results in such a “comparable yield,” be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts (including upon receipt of the Deliverable Shares on the maturity date). Furthermore, any gain realized with respect to a Callable STRIDES would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder’s prior ordinary income inclusions (which were not previously reversed) with respect to the Callable STRIDES.

Even if the CPDI Regulations do not apply to the Callable STRIDES, other alternative U.S. federal income tax characterizations or treatments of the Callable STRIDES are also possible, which may also affect the timing and the character of the income or loss with respect to the Callable STRIDES. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Callable STRIDES.

Constructive Ownership Law

Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by such taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to a Callable STRIDES. If Section 1260 of the Code were to apply to a Callable STRIDES in the future, however, the effect on a U.S. Holder of a Callable STRIDES would be to treat all or a portion of any long-term capital gain recognized by such U.S. Holder on the sale, exchange, redemption or maturity of a Callable STRIDES (or upon the sale of any Deliverable Shares received thereon) as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any such gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Callable STRIDES.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the Callable STRIDES is uncertain. Nevertheless, in general, if the Callable STRIDES are held for investment purposes, the amount of income or gain, if any, realized over the term of the Callable STRIDES, on the maturity date or upon a sale, exchange or redemption of a Callable STRIDES prior to the maturity date, or any income that would accrue to a holder of a Callable STRIDES if the Callable STRIDES were characterized as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a Callable STRIDES constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Callable STRIDES to purchase the Callable STRIDES, all or a portion of any income or gain realized with respect to such Callable STRIDES may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Callable STRIDES should be aware that whether or not any income or gain realized with respect to a Callable STRIDES which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Callable STRIDES that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Callable STRIDES.

Non-U.S. Holders

In the case of a non-U.S. Holder, ML&Co. intends to withhold applicable United States withholding taxes at a rate of 30% on payments of interest made with respect to the Callable STRIDES subject to reduction by applicable treaty or upon the receipt of a Form W-8ECI from a non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Any capital gain realized upon the sale or other disposition of a Callable STRIDES by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) that gain is not effectively connected with a United States trade or business of that non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, that individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and that individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.

Backup Withholding and Information Reporting

A beneficial owner of a Callable STRIDES may be subject to information reporting with respect to certain amounts paid to the beneficial owner. A beneficial owner of a Callable STRIDES may also be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Callable STRIDES. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Callable STRIDES will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation in connection with the Callable STRIDES.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it will initially offer all or part of the Callable STRIDES directly to the public on a fixed price basis at the offering prices set forth on the cover of the applicable term sheet. After the initial public offering, the public offering prices may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Callable STRIDES if any are taken.

INDEX OF CERTAIN DEFINED TERMS

accrued interest amount	PS-9
Business Day	PS-9
Call Date	PS-9
Call Price	PS-1
Callable STRIDES	PS-1
calculation agent	PS-1
Closing Market Price	PS-11
Deliverable Shares	PS-1
Exchange Property	PS-14
Extraordinary Dividend	PS-11
Extraordinary Dividend Amount	PS-11
Final Amount	PS-9
Market Disruption Event	PS-12
Original Public Offering Price	PS-1
present value amount	PS-9
Pricing Date	PS-1
Redemption Date	PS-9
Redemption Price	PS-9
Reorganization Event	PS-14
Share Multiplier	PS-1
Trading Day	PS-9
Underlying Company	PS-1
Volume Weighted Average Price	PS-8

Capitalized terms used in this product supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, as applicable.

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Callable Stock Return Income Debt SecuritiesSM

“Callable STRIDESSM”

Payable on the maturity date with common stock of an underlying company

PRODUCT SUPPLEMENT

Merrill Lynch & Co.

August 20, 2007

“STock Return Income DEbt Securities” and “STRIDES” are service marks of Merrill Lynch & Co., Inc.